SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 5, 2007

IPSCO Inc.
(Exact Name of Registrant as Specified in Charter)

Canada	001-14568	98-0077354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Warrenville Road, Suite 500, Lisle, Illinois		60532
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 810-4800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 5, 2007, IPSCO Inc. (“IPSCO”), in connection with IPSCO’s previously announced tender offer and consent solicitation with respect to its outstanding 8 ¾% Senior Notes due 2013 (the “Notes”), entered into a Fourth Supplemental Indenture, dated as of July 5, 2007, by and among IPSCO, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Fourth Supplemental Indenture”), supplementing that certain Indenture, dated as of June 18, 2003, pursuant to which the Notes were issued, a First Supplemental Indenture thereto, dated as of February 13, 2006, a Second Supplemental Indenture thereto, dated as of December 1, 2006, and a Third Supplemental Indenture thereto, dated as of December 29, 2006 (as supplemented, the “Indenture”).

The Fourth Supplemental Indenture effects certain amendments to the Indenture proposed in connection with the tender offer and consent solicitation, which amendments will eliminate substantially all of the restrictive covenants in the Indenture and certain of the events of default, as well as modify certain other provisions contained therein. The amendments will not, however, become operative until the Notes tendered in the tender offer and consent solicitation are accepted for purchase by IPSCO pursuant to the terms of the tender offer and consent solicitation.

This summary of the Fourth Supplemental Indenture is qualified in its entirety by reference to the Fourth Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Fourth Supplemental Indenture dated as of July 5, 2007 between IPSCO Inc., as Issuer and Wells Fargo Bank Minnesota, N.A. as Trustee with respect to $200,000,000 8 ¾% Senior Notes due 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPSCO INC.

Date:	July 5, 2007	By:	/s/ Leslie T. Lederer
			Name:	Leslie T. Lederer
			Title:	Vice President, General Counsel & Corporate Secretary